Exhibit 10.1

Certain identified information has been omitted from this exhibit because it is not material and of the type that the company treats as private or confidential. [***] indicates that information has been omitted.

May 31, 2024

Thomas D. DeByle

[***]

[***]

Dear Tom:

We are very pleased to offer you the position of Vice President, CFO and Treasurer. Your start date will be June 17, 2024 or such other date upon which we shall mutually agree. You will report to Gregory A. Woods, President and CEO. This offer is valid through June 4, 2024.

You will be paid a starting annualized salary of $330,000, paid in bi-weekly increments, in accordance with the company’s standard payroll practices. You will also be eligible to participate in our Executive Short Term Incentive Plan (STIP) and Executive Long Term Incentive Plan (LTIP) as approved by the Board of Directors on an annual basis. More details on the specifics of this plan will be provided. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

More specific details of your STIP and LTIP compensation are as follows:

•	STIP target compensation at 45% of base salary with maximum attainment of 90% of base salary.

•	STIP metrics are determined and approved by the Board annually for each fiscal year running from February 1st through January 31st.

•	STIP payments for the first year of tenure are prorated for each full month of service.

•	LTIP annual grants equivalent to 75% of base salary.

•	LTIP grants are approved and granted annually at the end of each fiscal year, typically in March.

•	For FY25 (current fiscal year), grant date will be the later of your start date or board approval of grant date.

Additionally, you will be paid a one-time moving allowance of $20,000 payable upon your start date in lump-sum.

In the event that your employment with the Company terminates on or after June 17, 2027 on account of your bona fide retirement (as determined in good faith by the Board) on not less than two-months prior written notice to the Board, then, subject to compliance with Section 409A of the Internal Revenue Code, as amended from time to time, or any related regulations or successor provisions thereto, any time-based equity awards issued to you that remain unvested as of the effective date of your retirement shall continue to vest in accordance with their original vesting schedule, notwithstanding the termination of your employment. For clarity, the foregoing shall not alter any provision of an equity award issued to you that provides for accelerated vesting of that award upon the termination of your service to the Company.

Upon your start date, you will begin accruing paid time off accrual of four weeks and three days per year which is currently the maximum accrual in accordance with the Company paid time off accrual policy. You are also eligible for paid holidays in accordance with our company policy.

In addition, you are eligible to participate in the company’s benefits plans and programs in accordance with our company policy and subject to the terms and conditions set forth in the benefit programs themselves. Please refer to the benefits summary plan descriptions for further information. The Company reserves the right to modify, add to or eliminate any employment benefits offered.

Other terms and guidelines relating to your employment are set forth in our team member handbook, which we will provide to you on your first day of employment.

This offer and your employment with the Company is contingent on verification of (1) your prior employment, education and license credentials, (2) a criminal background check and pre-employment drug screen, (3) satisfactory references, and (4) information you provide to prove your identity and authorization to work in the USA. As a condition of your employment, you will be required to sign a Confidentiality and Proprietary Rights Agreement, which will be provided to you for review.

AstroNova, Inc. is an at-will employer. This means that both you and the Company reserve the right to terminate the employment relationship at any time, for any reason, with or without cause. This letter serves only to confirm our offer of employment and does not constitute a contract of employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment, may only be changed in an express written agreement signed by an authorized representative of the Company. Acceptance of this offer does not constitute an employment agreement and this letter is not to be construed as a guarantee of employment by the Company for any specific period or length of time.

By signing this letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. This offer letter supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

The Company does not discriminate on the basis of gender, race, color, religion, national origin, age, disability, sexual orientation, marital status or ancestry, or any other protected class, in any of its policies, practices, procedures and employment.

We hope you find the terms of this offer acceptable. Please indicate your agreement with these terms and accept our offer by signing and dating the letter and returning it to me. All of us at the Company look forward to welcoming you and we are confident of your potential as a valued and respected member of the Company.

We look forward to your acceptance of our offer. If you should have any questions regarding this offer, please contact Matthew Cook at mcook@astronovainc.com.

Again, welcome to AstroNova, Inc.

Sincerely,

/s/ Gregory A. Woods

Gregory A. Woods

President & CEO

Accepted and Agreed

Thomas DeByle

(Candidate Name)

/s/ Thomas DeByle	5/31/24
(Candidate Signature)	(Date)

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